Exhibit 10.1

EXECUTION COPY

FORBEARANCE

AND

FIRST AMENDMENT TO CREDIT AGREEMENT

FORBEARANCE AND FIRST AMENDMENT, dated October 17, 2011 (the “Forbearance and First Amendment”), to that certain Credit Agreement, dated June 30, 2009 (as amended, the “Credit Agreement”), among Hill International, Inc., as borrower (the “Borrower”), Bank of America, N.A. as administrative agent (the “Administrative Agent”) and the Lenders (as defined therein).

W I T N E S S E T H

WHEREAS, pursuant to the Credit Agreement, the Lenders have provided certain loans and letters of credit to the Borrower which remain outstanding;

WHEREAS, in connection with the Credit Agreement, the Borrower executed that certain Guarantee and Collateral Agreement, dated June 30, 2009 (the “Collateral Agreement”) pursuant to which, among other things, the Borrower and the other Grantors (as defined therein) guarantied the Obligations and granted in favor of the Administrative Agent, for the benefit of the Secured Parties, a security interest in substantially all of their assets; and

WHEREAS, certain Events of Default described on Exhibit A hereto (collectively, the “Designated Defaults”) have occurred and are continuing, and the Borrower has requested that the Administrative Agent and the Lenders forbear from enforcing remedies with respect to the Designated Defaults and also amend the Credit Agreement as set forth herein, and the Administrative Agent and the Lenders are willing to do so, but only on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. Terms defined in the Credit Agreement and used herein shall, unless otherwise indicated, have the meanings given to them in the Credit Agreement. Terms defined and used in this Forbearance and First Amendment shall have the meanings given to them in this Forbearance and First Amendment.

Section 1.2 Amendments to Existing Definitions. Section 1.01 of the Credit Agreement is hereby amended by modifying certain definitions contained therein as follows:

“Applicable Rate” is hereby amended by adding the following after the pricing grid set forth therein: “Notwithstanding the foregoing, from and after the Forbearance and First Amendment Effective Date, the Applicable Rate shall, in all cases, be determined based on Pricing Level 4 set forth above plus 1% per annum.

“Letter of Credit Sublimit” is hereby amended by replacing “$30,000,000” with “$25,000,000”.

Section 1.3 Additional Definitions. Section 1.01 of the Credit Agreement is hereby further amended by inserting the following new definitions in alphabetical order:

“Forbearance and First Amendment” means Forbearance and First Amendment to Credit Agreement, dated October 17, 2011.

“Forbearance and First Amendment Costs” means (i) all expenses of the Administrative Agent that are paid by the Borrower in connection with the Forbearance and First Amendment, (ii) any forbearance fees paid by the Borrower to the Lenders in connection with the Forbearance and First Amendment, (iii) the fees and disbursements of counsel to the Borrower that are paid by the Borrower and incurred solely in connection with the Forbearance and First Amendment and (iv) the fees and expenses paid by the Borrower to a financial advisor or investment banker retained in connection with the development and implementation of a proposal to refinance some or all of the Obligations, as more fully described in the Forbearance and First Amendment; provided, that such fees and expenses of the financial advisor or investment banker shall be included as Forbearance and First Amendment Costs only to the extent that such amounts are accounted for as expenses on the Borrower’s financial statements in accordance with GAAP.

“Forbearance and First Amendment Effective Date” means the Forbearance and First Amendment Effective Date, as defined in the Forbearance and First Amendment.

ARTICLE II

FORBEARANCE

Section 2.1 Forbearance. The Administrative Agent and the Lenders hereby agree to forbear from enforcing their remedies against the Borrower and the other Grantors in respect of the Designated Defaults during the period from the Forbearance and First Amendment Effective Date (defined in Article V below) through the earlier of (i) January 1, 2012, if the Borrower does not, on or prior to such date, pay to the Administrative Agent, for the account of each Lender that executes the Forbearance and First Amendment on a pro rata basis, a forbearance extension fee equal to .60% of the Aggregate Commitments (the “Forbearance Extension Fee”), (ii) March 31, 2012, if the Borrower pays the Forbearance Extension Fee to the Administrative Agent on or prior to January 1, 2012 or (iii) the date on which there is an occurrence of an Event of Default other than the Designated Defaults (the “Forbearance Period”).

ARTICLE III

AMENDMENTS

Section 3.1 Amendments to Section 2.03 (Letters of Credit). Sections 2.03(a)(ii) and 2.03(b)(iii) of the Credit Agreement are hereby amended as follows:

Section 2.03(a)(ii) is hereby amended by deleting such Section in its entirety and replacing it with:

(ii)	The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date;

(B) the expiry date of such requested Letter of Credit (including as a result of an automatic extension) would occur after March 31, 2013, unless all the Lenders have approved such expiry date; or

(C) the aggregate amount available to be drawn under all Letters of Credit with expiry dates after the Letter of Credit Expiration Date (including as a result of automatic extensions) would exceed an aggregate amount of $17,500,000, unless all Lenders have approved such additional amounts.

Notwithstanding the foregoing, nothing contained herein shall limit in any way the obligation of the Borrower to cash collateralize Letters of Credit in accordance with Section 2.15.

Section 2.03(b)(iii) is hereby amended by deleting the words “at any time to an expiry date not later than the Letter of Credit Expiration Date” located immediately prior to the proviso contained therein.

Section 3.2 Amendments to Section 2.07 (Repayment of Loans). Section 2.07 of the Credit Agreement is hereby amended by adding thereto the following new subsections (c) and (d):

(c) If the Borrower receives any proceeds from the issuance or sale of any additional equity interests of the Borrower (other than under the existing Hill International, Inc. 2006 Employee Stock Option Plan and the Hill International, Inc. Employee Stock Purchase Plan), an amount equal to fifty percent (50%) of all net cash proceeds from such issuance or sale of additional equity interests shall be immediately applied by the Borrower to the prepayment of the Loans and, after the Loans have been repaid in full, to Cash Collateralize the Letter of Credit Obligations then outstanding, with a concurrent reduction in the Commitments (but not of the Letter of Credit Sublimit) in an amount equal to the amount so repaid on the Loans.

(d) If the Borrower receives any proceeds from the issuance or incurrence of Indebtedness with respect to borrowed money of the Borrower (including any Indebtedness that is convertible into equity interests of the Borrower and including any Indebtedness in connection with which the Borrower may grant to the lender equity interests or rights to purchase equity interests of the Borrower), other than Indebtedness permitted under Section 7.02 hereof, one hundred percent (100%) of all net proceeds from the issuance or incurrence of such Indebtedness shall be immediately applied by the

Borrower to the prepayment of the Loans and, after the Loans have been repaid in full, to Cash Collateralize the Letter of Credit Obligations then outstanding, with a concurrent reduction in the Commitments (but not of the Letter of Credit Sublimit) in an amount equal to the amount so repaid on the Loans.

Section 3.3 Amendments to Section 6.01 (Financial Statements). Section 6.01 of the Credit Agreement is hereby amended by adding the following new subsections (e) and (f) immediately after subsection (d) of such Section:

(e) no later than 30 calendar days after the end of each month, commencing on October 30, 2011, a duly completed certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, substantially in the form of the applicable sections of the Compliance Certificate, setting forth the calculation of the ratio of (a) consolidated billed and unbilled accounts receivable arising in the ordinary course of business (after deduction for uncollectible accounts receivable in accordance with GAAP) to (b) Consolidated Senior Secured Indebtedness, as of the end of such month; and

(f) no later than 30 calendar days after the end of each month, commencing on October 30, 2011, a report in form reasonably satisfactory to the Administrative Agent setting forth a detailed summary of (a) the Borrower’s and its Subsidiaries Indebtedness, including all intercompany Indebtedness (which shall constitute Pledged Notes in the case of Indebtedness owed to a Loan Party in accordance with Section 7.02(d) of the Credit Agreement) and all letter of credit facilities, and (b) any changes to the capital structure of the Borrower and its Subsidiaries, including as a result of the formation or acquisition of new Subsidiaries, together with a certification as to compliance with the covenants contained in Section 6.04 of the Credit Agreement, including the absence of a default with respect to any Indebtedness that would constitute an Event of Default.

Section 3.4 Amendments to Section 7.11 (Financial Covenants). Section 7.11 of the Credit Agreement is hereby amended by deleting subsections (c) and (d) thereof, and inserting in lieu thereof the following subsections (c), (d) and (e):

(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for the Measurement Period as of the end of any fiscal quarter of the Borrower to be less than 2.00 to 1.00, provided, however, that for the Measurement Period ending September 30, 2011 the Consolidated Fixed Charge Coverage Ratio shall not be less than 0.80 to 1.00 and for the Measurement Period ending December 31, 2011 the Consolidated Fixed Charge Coverage Ratio shall not be less than 0.65 to 1.00, it being understood that Forbearance and First Amendment Costs will be excluded from such calculation.

(d) Accounts Receivable to Senior Secured Indebtedness. Permit the ratio of (i) consolidated billed and unbilled accounts receivable arising in the ordinary course of business to (ii) Consolidated Senior Secured Indebtedness to be less than 1.90 to 1.00, provided that uncollectable accounts receivable in accordance with GAAP will be deducted from such calculation.

(e) Public Equity Value. Permit during any ten (10) consecutive trading days the average of the aggregate public equity value of the common stock of the Borrower issued and outstanding to be less than $115,000,000. In connection therewith, the Borrower shall notify the Administrative Agent in writing within twenty four hours of the close of any trading day in which the aggregate public equity value of the common stock of the Borrower is less than $125,000,000. For the purposes of this Section 7.11(e), the aggregate public equity value shall be measured by multiplying the closing share price of the Borrower’s common stock by the total number of issued and outstanding common shares, in each case as of the close of the applicable trading day.

Section 3.5 Amendments to Article VII (Negative Covenants). Article VII of the Credit Agreement is hereby amended by adding to the end of such Article the following new Sections 7.17 and 7.18:

7.17 Operating Accounts. Permit any of the Borrower’s Subsidiaries and joint ventures that are not Loan Parties to have a calendar month-end cash balance within their unrestricted operating accounts in excess of an aggregate amount equal to $10 million for more than 7 Business Days, provided, however, that the foregoing covenant shall not apply with respect to Gerens Hill International, S.A., Hill International de Mexico, S.A., Gerens Hill Gestion de Activos S.L., Hill International Brasil Participacoes Ltda, Engineering, S.A. Servicos Tecnicos, or Engineering, S.A. Servicos Tecnicos SP.

7.18 Other Domestic Accounts. Permit the Borrower and its domestic wholly-owned Subsidiaries to have in their domestic bank accounts other than those accounts maintained by the Administrative Agent or the Lenders, a calendar month-end cash balance in excess of an aggregate amount of $25,000 for more than seven (7) Business Days. Subject to compliance with this Section 7.18, the Agent and the Lenders agree that the Borrower and its domestic Subsidiaries need not comply with the provisions of Section 5.9 of the Guarantee and Collateral Agreement with respect to accounts existing on the Forbearance and First Amended Effective Date.

No payment or transfer of funds otherwise required pursuant to Sections 7.17 or 7.18 herein shall be required to be made if either (a) such payment or transfer would constitute or give rise to a Default or Event of Default, (b) such payment or transfer would cause a material adverse tax consequence to the Borrower or any of its Subsidiaries or (c) such payment or transfer would violate applicable law.

ARTICLE IV

AGREEMENTS

Section 4.1 Outstanding Obligations. The Borrower acknowledges and agrees that as of the Forbearance and First Amendment Effective Date, the Borrower is indebted to the Lenders in the Outstanding Amount of $84,821,403.01 (inclusive of $11,921,403.01 of Letters of Credit obligations) plus accrued interest and fees thereon.

Section 4.2 Commitments. The Borrower acknowledges and agrees that during the Forbearance Period, the Outstanding Amount shall not exceed $100.0 million, and the Outstanding Amount of all (i) Revolving and Swing Line Loans shall not exceed $80.0 million and (ii) Letters of Credit shall not exceed $25.0 million.

Section 4.3 Deed of Pledge of Shares. The Borrower acknowledges and agrees that on or before the date that is 5 Business Days after the Forbearance and First Amendment Effective Date, the Borrower will deliver to the Administrative Agent a copy of a duly executed Deed of Pledge of Shares with respect to the equity interests of Hill International N.V., together with evidence of recordation thereof as may be reasonably satisfactory to the Administrative Agent.

Section 4.4 No Eurodollar Rate Loans. The Borrower acknowledges and agrees that during the Forbearance Period, the Borrower shall not be permitted to request or obtain any Eurodollar Rate Loan.

Section 4.5 Financial Advisor. The Borrower acknowledges and agrees that on or before October 31, 2011, the Borrower will retain a financial advisor or investment banker, reasonably acceptable to the Administrative Agent, for the purpose of advising the Borrower on developing and implementing a Refinancing Proposal (defined below).

Section 4.6 Updated Projections. The Borrower acknowledges and agrees that on or before November 15, 2011, the Borrower will deliver to the Administrative Agent updated quarterly projections for the remainder of Fiscal Year 2011 and the entirety of Fiscal Year 2012, in form and substance reasonably satisfactory to the Administrative Agent, which projections shall include, among other things, projected utilization of Letters of Credit, together with a certification by the chief executive officer, chief financial officer, treasurer or controller stating that such projections are based on reasonable estimates, information and assumptions and that such person has no reason to believe that such projections are incorrect or misleading in any material respect.

Section 4.7 Refinancing Proposal. The Borrower acknowledges and agrees that on or before November 30, 2011, the Borrower will deliver to the Administrative Agent a proposal to refinance some or all of the Obligations, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, which proposal shall include, without limitation, a reasonably definitive timeline for preparation and delivery of offering materials, all necessary approvals, closing date and other steps to effectuate said transaction (the “Refinancing Proposal”).

Section 4.8 Perfection Certificate. The Borrower acknowledges and agrees that on or before the date that is 30 days after the Forbearance and First Amendment Effective Date, the Borrower will deliver to the Administrative Agent (a) a Perfection Certificate in form and substance reasonably satisfactory to the Administrative Agent and (b) updated Schedules to the Credit Agreement and the Collateral Agreement.

Section 4.9 Trademark Security Agreement. The Borrower acknowledges and agrees that on or before the date that is 30 days after the Forbearance and First Amendment Effective Date, the Borrower will execute and deliver a Trademark Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the trademarks set forth in Schedule 5 to the Collateral Agreement.

Section 4.10 Assumption Agreements. The Borrower acknowledges and agrees that on or before the date that is 30 days after the Forbearance and First Amendment Effective Date, the Borrower shall cause each direct or indirect wholly-owned Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) (if it has not already done so), to duly execute and deliver to the Administrative Agent an Assumption Agreement, pursuant to which such Subsidiary shall guaranty the Obligations and grant a security interest in all of its assets, and pursuant to which each such Subsidiary’s parent shall pledge to the Administrative Agent its equity interests in such Subsidiary, and to otherwise comply with the requirements of Section 6.12 of the Credit Agreement as if such Subsidiary was a newly formed or acquired Subsidiary described therein. The Borrower represents and warrants that Exhibit B (“List of Wholly-Owned Subsidiaries”) attached hereto sets forth a complete and accurate list of each such direct or indirect wholly-owned Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) described herein.

ARTICLE V

EFFECTIVE DATE

This Forbearance and First Amendment shall become effective as of the date (the “Forbearance and First Amendment Effective Date”) when each of the following has been satisfied or waived in accordance with the terms hereof:

(a) Receipt by the Administrative Agent of counterparts of the Forbearance and First Amendment executed by the Borrower, the Administrative Agent and all Lenders, it being understood that if Required Lenders (but not all Lenders) execute the Forbearance and First Amendment, the Forbearance and First Amendment shall nonetheless become effective except for Section 3.1 herein, which allows the issuance of certain Letters of Credit with an expiry date beyond the Letter of Credit Expiration Date;

(b) Receipt by the Administrative Agent of quarterly projections for the remainder of Fiscal Year 2011 and the entirety of Fiscal Year 2012 in form and substance reasonably satisfactory to the Administrative Agent, together with a certification by the chief executive officer, chief financial officer, treasurer or controller stating that such projections are based on reasonable estimates, information and assumptions and that such person has no reason to believe that such projections are incorrect or misleading in any material respect;

(c) Payment by the Borrower to the Administrative Agent, for the account of each Lender that executes the Forbearance and First Amendment on a pro rata basis, a forbearance fee equal to .40% of the Aggregate Commitments as of the Forbearance and First Amendment Effective Date; and

(d) Payment by the Borrower of reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and expenses of Katten Muchin Rosenman LLP, counsel for the Administrative Agent, Stibbe New York B.V., Dutch counsel for the Administrative Agent and Capstone Advisory Group, LLC, financial advisor for the Administrative Agent.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Continuing Effect of the Credit Agreement. The Borrower, the Administrative Agent and the Lenders hereby acknowledge and agree that the Credit Agreement shall continue to be and shall remain unchanged and in full force and effect in accordance with its terms, except as expressly modified hereby, and is hereby in all respects ratified and confirmed. Any terms or conditions contained in this Forbearance and First Amendment shall control over any inconsistent terms or conditions in the Credit Agreement.

Section 6.2 No Waiver. Nothing contained in this Forbearance and First Amendment shall be construed or interpreted or is interpreted or intended as a waiver of or any limitation on any rights, powers, privileges or remedies that the Administrative Agent or the Lenders have or may have under the Credit Agreement or applicable law on account of any Default or Event of Default or otherwise.

Section 6.3 Representations and Warranties. Borrower hereby represents and warrants as of the date hereof that, after giving effect to this Forbearance and First Amendment, (a) all representations and warranties contained in the Credit Agreement are true and correct in all material respects with the same effect as if made on and as of such date, except to the extent any of such representations and warranties relate to a specific date, in which case such representations and warranties shall be deemed true and correct on and as of such date and (b) no Default or Event of Default exists, other than the Designated Defaults.

Section 6.4 Reaffirmation of Covenants. Borrower hereby expressly reaffirms each of the covenants made by it in the Credit Agreement and the Loan Documents.

Section 6.5 Specified Event of Default. Notwithstanding anything contained within the Credit Agreement or any other Loan Document, failure by the Borrower to comply with any of the covenants, agreements and representations set forth in Sections 4.4 through 4.8 herein shall constitute an Event of Default.

Section 6.6 Release. The Borrower, on behalf of itself and its Subsidiaries, hereby releases, waives, and forever relinquishes all claims, demands, obligations, liabilities and causes of action of whatever kind or nature (collectively, “Claims”), whether known or unknown, which any of them have, may have, or might assert at the time of the execution of this Forbearance and First Amendment or in the future against the Administrative Agent, the Lenders and/or their respective present and former parents, affiliates, participants, officers, directors, employees, agents, attorneys, accountants, consultants, successors and assigns, directly or indirectly, which occurred, existed, were taken, permitted or begun from the beginning of time through the date hereof, arising out of, based upon, or in any manner connected with (a) the Loan Documents and/or the administration thereof or the Obligations created thereby, (b) any discussions, commitments, negotiations, conversations or communications with respect to the refinancing, restructuring or collection of any Obligations related to the Credit Agreement, any other Loan Document and/or the administration thereof or the Obligations created thereby, or (c) any matter related to the foregoing; provided, however, that the foregoing shall not release Claims arising following the date hereof.

Section 6.7 Reference to and Effect on the Loan Documents. On and after the date hereof and the satisfaction of the conditions contained in Article V of this Forbearance and First Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the “Credit Agreement”, and each reference in the other Loan Documents to “the Credit Documents”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. For purposes of the Credit Agreement, all of the agreements of the Borrower and the Guarantors contained in this Forbearance and First Amendment shall be deemed to be, and shall be, agreements under the Credit Agreement.

Section 6.8 Payment of Expenses. The Borrower, on behalf of itself and its Subsidiaries, agrees to pay or reimburse the Administrative Agent for all of its reasonable out of pocket costs and expenses incurred in connection with this Forbearance and First Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent. In furtherance hereof and the provisions of the Credit Agreement, each of the Loan Parties jointly and severally agrees to reimburse the Administrative Agent for all such costs, fees and expenses (including but not limited to reasonable fees and expenses of its counsel).

Section 6.9 Lender Reaffirmation and Indemnification. Each Lender acknowledges, reaffirms and ratifies its obligation to indemnify and hold harmless the Administrative Agent and its directors, officers, employees and agents pursuant to, and subject to, the terms and conditions of Section 10.04 of the Credit Agreement, (the “Administrative Agent’s Indemnity”) and acknowledges and agrees that the Administrative Agent’s Indemnity (subject to the terms and conditions hereof) shall apply to any and all acts or omissions of the Administrative Agent taken or omitted to be taken pursuant to, arising out of, in connection with or in respect to this Forbearance and First Amendment or any of the other Loan Documents.

Section 6.10 Counterparts. This Forbearance and First Amendment may be executed by one or more of the parties hereto in any number of separate counterparts (which may include counterparts delivered by facsimile transmission or electronic mail) and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any executed counterpart delivered by facsimile transmission or electronic mail shall be effective for all purposes hereof.

Section 6.11 GOVERNING LAW. THIS FORBEARANCE AND FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS FORBEARANCE AND FIRST AMENDMENT SHALL BE GOVERNED BY, AND

CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Forbearance and First Amendment to be duly executed and delivered by their respective proper and duly authorized agents as of the date first written above.

BORROWER:

HILL INTERNATIONAL, INC.

By:	/s/ Irvin E. Richter
Name:	Irvin E. Richter
Title:	Chairman and Chief Executive Officer

Forbearance and First Amendment - Signature Page

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Christine Trotter
Name:	Christine Trotter
Title:	Assistant Vice President

Forbearance and First Amendment - Signature Page

LENDERS:

BANK OF AMERICA, N.A., as Lender, Swing Line Lender and L/C Issuer

By:	/s/ John M. Schuessler
Name:	John M. Schuessler
Title:	Senior Vice President

Forbearance and First Amendment - Signature Page

CAPITAL ONE, N.A., as Lender

By:	/s/ Robert P. Harvey
Name:	Robert P. Harvey
Title:	Senior Vice President

Forbearance and First Amendment - Signature Page

THE PRIVATEBANK AND TRUST COMPANY, as Lender

By:	/s/ Steve Trepiccione
Name:	Steve Trepiccione
Title:	Managing Director

Forbearance and First Amendment - Signature Page

PNC BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Emad Antoan
Name:	Emad Antoan
Title:	Vice President

Forbearance and First Amendment - Signature Page

EXHIBIT A

Designated Defaults

Failure to comply with the Consolidated Leverage Ratio covenant as set forth in Section 7.11(b) of the Credit Agreement, and the related Event of Default arising under Section 8.01(b) of the Credit Agreement, for the periods ending at any time from and after, or beginning on, February 4, 2011 through March 31, 2012.

Failure to comply with the Consolidated Fixed Charge Coverage Ratio covenant as set forth in Section 7.11(c) of the Credit Agreement, and the related Event of Default arising under Section 8.01(b) of the Credit Agreement for the periods ending at any time from and after, or beginning on, February 4, 2011 through June 30, 2011.

Failure to comply with the covenant to provide Certificates; Other Information set forth in Section 6.02(d) of the Credit Agreement, and the related Event of Default arising under Section 8.01(b) of the Credit Agreement.

Breach of the Investment Property representation and warranty set forth in Section 4.6(d) of the Collateral Agreement, and the related Event of Default arising under Section 8.01(d) of the Credit Agreement.

Breach of the Subsidiaries; Equity Interests; Loan Parties representation and warranty set forth in Section 5.13 of the Credit Agreement, and the related Event of Default arising under Section 8.01(d) of the Credit Agreement.

Failure to comply with the Covenant to Guarantee Obligations and Give Security set forth in Section 6.12 of the Credit Agreement, and the related Event of Default arising under Section 8.01(b) of the Credit Agreement.

Failure to comply with the Indebtedness and Investments covenants set forth in Sections 7.02(d) and 7.03(b) of the Credit Agreement, and the related Event of Default arising under Section 8.01(b) of the Credit Agreement.

Failure to comply with the Depository and Other Deposit Accounts covenant set forth in Section 5.9 of the Collateral Agreement, and the related Event of Default arising under Section 8.01(b) of the Credit Agreement.

Failure to comply with the Indebtedness covenant set forth in Section 7.02(h) of the Credit Agreement, and the related Event of Default arising under Section 8.01(b) of the Credit Agreement.

Forbearance and First Amendment - Exhibit A

EXHIBIT B

List of Wholly-Owned Domestic Subsidiaries

Business Name	Place of Incorporation

Boyken International, Inc.	Georgia

Hill International (Puerto Rico), Inc.	Delaware

Hill International Development, Inc.	Delaware

Hill International Real Estate, LLC	Pennsylvania

PCI Group, LLC	Nevada

TCM Group	California

Transportation Construction Services, Inc.	Delaware

TRS Consultants, Inc.	California

Forbearance and First Amendment - Exhibit B